Exhibit 99.1

18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:

Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	214-442-0016
402-827-6579

Lindsay Corporation Reports Fiscal 2021 Third Quarter Results

•	Third quarter consolidated revenues increase 32 percent to $161.9 million with EPS of $1.61

•	Higher agriculture commodity prices drive improved demand for irrigation equipment across all geographies

•	Irrigation revenues increase 39 percent in North America and 62 percent in international markets

•	Infrastructure revenues decrease 21 percent due to coronavirus-related project delays

OMAHA, Neb., July 1, 2021—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its third quarter of fiscal 2021, which ended on May 31, 2021.

Third Quarter Summary

Revenues for the third quarter of fiscal 2021 were $161.9 million, an increase of $38.8 million, or 32 percent, compared to revenues of $123.1 million in the prior year third quarter. Net earnings for the quarter were $17.8 million, or $1.61 per diluted share, compared with net earnings of $10.1 million, or $0.93 per diluted share, for the prior year third quarter.

“Healthy agricultural market fundamentals and positive grower sentiment continue to drive increased global demand for irrigation equipment,” said Randy Wood, President and Chief Executive Officer. “At the same time, raw material inflation and other supply chain issues continue to create challenges and margin headwinds. Our teams have responded well and effectively managed through these dynamic market conditions in order to support our customers.”

Third Quarter Segment Results

Irrigation segment revenues for the third quarter of fiscal 2021 increased $44.7 million, or 47 percent, to $140.2 million, compared to $95.5 million in the prior year third quarter. North America irrigation revenues increased $24.5 million, or 39 percent, to $87.4 million compared to the prior year third quarter. The increase resulted from a combination of higher irrigation equipment unit sales volume and higher average selling prices. The increase was partially offset by lower engineering services revenue. International irrigation revenues of $52.8 million increased $20.2 million, or 62 percent, compared to the prior year third quarter. The increase resulted from higher unit sales volumes in most international markets, higher prices, and favorable foreign currency translation impact of $2.3 million.

Irrigation segment operating income was $23.9 million, an increase of $8.5 million, or 55 percent, compared to the prior year third quarter. Operating margin was 17.1 percent of sales, compared to 16.1 percent of sales in the prior year third quarter. The increase resulted primarily from the impact of higher irrigation system unit volume and was partially offset by the impact of higher raw material and other costs.

Infrastructure segment revenues for the third quarter of fiscal 2021 decreased $5.8 million, or 21 percent, to $21.8 million, compared to $27.6 million in the prior year third quarter. The decrease resulted from lower Road Zipper System® sales, which were partially offset by higher Road Zipper System lease revenue and increased sales of road safety products. Road construction activity and the timing of certain projects continues to be impacted by coronavirus-related delays.

Infrastructure segment operating income was $3.8 million, a decrease of $4.4 million, or 54 percent, compared to the prior year third quarter. Operating margin was 17.3 percent of sales, compared to 29.5 percent of sales in the prior year third quarter. Current year results reflect lower revenues and a less favorable margin mix of revenues compared to the prior year.

The backlog of unfilled orders at May 31, 2021 was $120.8 million compared with $78.6 million at May 31, 2020. The irrigation backlog is higher compared to the prior year while the infrastructure backlog is lower due to two large orders in the prior year that did not repeat.

Outlook

“Market conditions support continued robust demand for irrigation equipment, and we also expect raw material inflation and supply chain challenges to persist through the balance of our fiscal year,” said Mr. Wood. “We remain optimistic about the outlook for our infrastructure business, particularly as coronavirus restrictions are lifted and road construction activity returns to more normal levels.”

Mr. Wood continued, “Our financial position remains strong, providing support for our innovation growth strategy across our businesses that address global megatrends and provide solutions that improve customer profitability and assist in their sustainability efforts.”

Third Quarter Conference Call

Lindsay’s fiscal 2021 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems and FieldNET® remote irrigation management and scheduling technology, as well as irrigation consulting and design and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Operating revenues	$161,936	$123,106	$413,998	$346,287
Cost of operating revenues	117,880	83,410	297,360	239,111

Gross profit	44,056	39,696	116,638	107,176

Operating expenses:
Selling expense	7,570	7,417	22,680	22,101
General and administrative expense	12,043	13,055	39,770	38,026
Engineering and research expense	3,102	3,396	9,504	10,303

Total operating expenses	22,715	23,868	71,954	70,430

Operating income	21,341	15,828	44,684	36,746

Other (expense) income:

Interest expense	(1,178)	(1,197)	(3,584)	(3,574)
Interest income	227	408	798	1,412
Other expense, net	764	(2,774)	699	(4,197)

Total other (expense) income	(187)	(3,563)	(2,087)	(6,359)

Earnings before income taxes	21,154	12,265	42,597	30,387
Income tax expense	3,357	2,171	5,829	6,432

Net earnings	$17,797	$10,094	$36,768	$23,955

Earnings per share:
Basic	$1.63	$0.93	$3.38	$2.21
Diluted	$1.61	$0.93	$3.35	$2.21

Shares used in computing earnings per share:
Basic	10,907	10,835	10,879	10,818
Diluted	11,033	10,877	10,967	10,854

Cash dividends declared per share	$0.33	$0.32	$0.97	$0.94

LINDSAY CORPORATION AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Unaudited)

	Three months ended		Nine months ended
(in thousands)	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Operating revenues:
Irrigation:
North America	$87,364	$62,895	220,332	$183,570
International	52,812	32,606	125,772	88,751

Irrigation segment	140,176	95,501	$346,104	$272,321
Infrastructure segment	21,760	27,605	67,894	73,966

Total operating revenues	$161,936	$123,106	$413,998	$346,287

Operating income (loss):
Irrigation segment	$23,925	$15,417	$52,603	$35,282
Infrastructure segment	3,767	8,157	14,364	22,788
Corporate	(6,351)	(7,746)	(22,283)	(21,324)

Total operating income	$21,341	$15,828	$44,684	$36,746

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move and hose reel irrigation systems and large diameter steel tubing as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

Certain immaterial reclassifications have been made to the prior year operating results to conform with current year presentation, as revenues and operating income from certain product lines previously included within the Infrastructure reporting segment are now included within the Irrigation reporting segment.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	May 31, 2021	May 31, 2020	August 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$120,801	$102,474	$121,403
Marketable securities	19,663	19,012	19,511
Receivables, net	107,713	84,931	84,604
Inventories, net	136,601	113,301	104,792
Other current assets, net	32,947	19,469	17,625

Total current assets	417,725	339,187	347,935

Property, plant, and equipment, net	92,517	72,827	79,581
Intangibles, net	21,893	24,053	23,477
Goodwill	68,134	67,635	68,004
Operating lease right-of-use assets	19,360	27,663	27,457
Deferred income tax assets	10,247	11,118	9,935
Other noncurrent assets, net	12,341	15,003	14,137

Total assets	$642,217	$557,486	$570,526

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,351	$35,310	$29,554
Current portion of long-term debt	216	195	195
Other current liabilities	94,589	71,712	72,646

Total current liabilities	144,156	107,217	102,395

Pension benefits liabilities	6,086	5,787	6,374
Long-term debt	115,557	115,723	115,682
Operating lease liabilities	19,369	26,333	25,862
Deferred income tax liabilities	881	835	889
Other noncurrent liabilities	19,995	18,633	20,806

Total liabilities	306,044	274,528	272,008

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,991	18,918	18,918
Capital in excess of stated value	85,257	76,188	77,686
Retained earnings	525,926	488,518	499,724
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(16,763)	(23,428)	(20,572)

Total shareholders’ equity	336,173	282,958	298,518

Total liabilities and shareholders’ equity	$642,217	$557,486	$570,526

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
(in thousands)	May 31, 2021	May 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$36,768	$23,955
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,688	14,146
Gain on sale of assets held-for-sale	—	(1,191)
Provision for uncollectible accounts receivable	304	466
Deferred income taxes	205	27
Share-based compensation expense	5,021	4,118
Unrealized foreign currency transaction (gain) loss	(1,934)	3,632
Other, net	(2,123)	1,575
Changes in assets and liabilities:
Receivables	(22,934)	(11,379)
Inventories	(28,612)	(23,765)
Other current assets	(14,025)	(6,681)
Accounts payable	20,828	5,385
Other current liabilities	20,149	14,485
Other noncurrent assets and liabilities	2,325	(8,810)

Net cash provided by operating activities	30,660	15,963

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(22,532)	(12,268)
Proceeds from sale of property and equipment held-for-sale	—	3,955
Purchases of marketable securities available-for-sale	(13,067)	(23,389)
Proceeds from maturities of marketable securities available-for-sale	12,592	4,320
Acquisition of business, net of cash acquired	—	(3,034)
Other investing activities, net	(1,960)	1,503

Net cash used in investing activities	(24,967)	(28,913)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3,892	1,545
Common stock withheld for payroll tax obligations	(1,269)	(1,111)
Principal payments on long-term debt	(141)	(174)
Dividends paid	(10,566)	(10,177)

Net cash used in financing activities	(8,084)	(9,917)

Effect of exchange rate changes on cash and cash equivalents	1,789	(1,863)

Net change in cash and cash equivalents	(602)	(24,730)
Cash and cash equivalents, beginning of period	121,403	127,204

Cash and cash equivalents, end of period	$120,801	$102,474